                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Paper Warehouse, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             Paper Warehouse, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            PAPER WAREHOUSE, INC. [LOGO]

                             7630 Excelsior Boulevard,
                          St. Louis Park, Minnesota 55426

                       ---------------------------------------

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                    JUNE 5, 1998

                       ---------------------------------------

TO THE SHAREHOLDERS OF PAPER WAREHOUSE, INC.:

     Please take notice that the Annual Meeting of shareholders of Paper Warehouse, Inc. (the "Company") will be held, pursuant to due call by the Board of Directors of the Company, in the Fifth Seasons Room of the Marriott Hotel, 30 South Seventh Street, Minneapolis, Minnesota, on Friday, June 5, 1998, at 10:00 a.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1.   To elect seven directors; and

     2. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on April 6, 1998, will be entitled to vote at the meeting or any adjournments thereof.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                             By Order of the Board of Directors

                                             PAPER WAREHOUSE, INC.

                                             /s/ Diane C. Dolginow

                                             Diane C. Dolginow
                                             Secretary

May 15, 1998

                                  PROXY STATEMENT
                                         OF
                               PAPER WAREHOUSE, INC.

                             7630 Excelsior Boulevard,
                          St. Louis Park, Minnesota 55426

                      ---------------------------------------

                     ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                    JUNE 5, 1998

                      ---------------------------------------

                                PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Paper Warehouse, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held June 5, 1998. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was May 15, 1998. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on April 6, 1998 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof. All shares which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Meeting, and not revoked will be voted at the Meeting in accordance with the instructions indicated on such proxies.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding a single class of voting securities, common stock, $0.01 par value (the "Common Stock"), of which 4,557,187 shares were outstanding as of the close of business on the Record Date. Each share of Common Stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of the Company's Common Stock and the voting power resulting from the ownership of such stock by (i) all persons known by the Company to be the owner, of record or beneficially, of more than 5% of the outstanding Common Stock of the Company, (ii) each of the directors and nominees for election to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group, inclusive of each Named Executive Officer and without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, the address of the directors and executive officers is 7630 Excelsior Boulevard, St. Louis Park, Minnesota 55426.

                                                       Number of
                                                         Shares
                                                      Beneficially
                 Name of Beneficial Owner(1)              Owned     Percentage
                 ---------------------------          ------------  ----------
          Yale T. Dolginow . . . . . . . . . . . .      1,916,443      42.1

          Brent D. Schlosser . . . . . . . . . . .        286,375       6.3

          Diane C. Dolginow(2) . . . . . . . . . .              0         0

          Arthur H. Cobb . . . . . . . . . . . . .          1,000         *

          Marvin Goldstein . . . . . . . . . . . .              0         0

          Martin A. Mayer(3) . . . . . . . . . . .         27,728         *

          Jeffrey S. Halpern . . . . . . . . . . .              0         0

          Waddell & Reed, Inc.(4). . . . . . . . .        312,200       6.8

          Perkins Capital Management, Inc.(5). . .        230,000       5.3

          All directors and executive officers
          as a group (eight persons) . . . . . . .      2,204,818      48.4

-----------
 *   Less than 1%

(1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2) Does not include shares beneficially owned by Yale T. Dolginow, Ms. Dolginow's husband.

(3) Represents 27,728 shares issuable upon exercise of a stock option granted by Mr. Dolginow which is exercisable within 60 days.

(4) Based upon the most recent Schedule 13G on file with Securities and Exchange Commission. The address of Waddell & Reed, Inc. is 2001 Third Avenue South, Birmingham, AL 35233.

(5) Based upon the most recent Schedule 13G on file with Securities and Exchange Commission. The address of Perkins Capital Management, Inc. is 730 East Lake Street, Wayzata, MN, 55391-1769.

     The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

                                ELECTION OF DIRECTORS

     Seven directors are to be elected at the meeting, each director to hold office until the next Annual Meeting of Shareholders, or until his or her successor is elected and qualified. All of the persons listed below are now serving as directors of the Company and have consented to serve as a director, if elected. The Board of Directors proposes for election the nominees listed below:

     YALE T. DOLGINOW, age 55, has been President, Chief Executive Officer and a director of the Company since 1986. From 1982 to 1986, he served as President and Chief Executive Officer of Carlson Catalog Showrooms, Inc., which was a chain of 59 catalog showrooms located throughout the Midwest. From 1981 to 1982, Mr. Dolginow served as Assistant to the President of Dayton Hudson Corporation. From 1978 to 1980, Mr. Dolginow served as President of Modern
Merchandising, Inc., a 70 store retail chain operating in several markets, and as Executive Vice President from 1977 to 1978. From 1968 until 1976,
Mr. Dolginow was the Chief Executive Officer and President of Dolgin's, Inc., a chain of catalog showroom stores which operated in the Kansas City and St. Louis metropolitan markets. Mr. Dolginow and Diane C. Dolginow are husband and wife.

     BRENT D. SCHLOSSER, age 44, has been Executive Vice President and a director of the Company since 1986. From 1982 to 1986, he served in various capacities, including Vice President Marketing/Buying and Executive Vice President Marketing/Merchandising, at Carlson Catalog Showrooms, Inc. From 1977 to 1982, he served as Director of Marketing for Modern Merchandising, Inc. From 1975 to 1977, Mr. Schlosser was advertising director for Dolgin's, Inc.

     DIANE C. DOLGINOW, age 54, has been a director of the Company since 1986 and Secretary since August 1997. Ms. Dolginow and Mr. Dolginow are husband and wife. Ms. Dolginow was a director of Dolgin's Inc. from 1968 to 1976, and since 1994 has been a director on the National Advisory Board of School of Education at University of Kansas.

     ARTHUR H. COBB, age 47, has been a director of the Company since 1992. He is a consultant and certified public accountant. Since June 1987, he has been engaged in providing financial consulting services and is President of Cobb & Associates, Ltd. Prior thereto, Mr. Cobb was a partner with Peat Marwick Mitchell & Co.

     MARVIN W. GOLDSTEIN, age 55, has been a director of the Company since December 1996. Mr. Goldstein is currently a financial consultant. From April 1997 through August 1997, Mr. Goldstein was Executive Vice President and Chief Operating Officer of Regis Corp., a national chain of hair salons. From 1995 through December 1996, Mr. Goldstein was Chairman of the Board, Chief Executive Officer and President of Pet Food Warehouse, Inc., a specialty retailer. From 1992 to September 1994, he was President and Chief Operating Officer of the Department Store Division of Dayton Hudson Corporation. From 1981 through 1987 he served as Senior Vice President of Merchandising and Senior Vice President of Stores for R.H. Macy, California. From 1976 to 1981 he served as Vice President General Merchandise of Carter Hawley Hale, Inc. From 1966 to 1976, he served as Divisional Merchandise Manager and Associate Buyer of the Department Store Division of Dayton Hudson Corporation. Mr. Goldstein is a director of Buffets, Inc.

     MARTIN A. MAYER, age 55, has been a director of the Company since 1992. He has been an adjunct professor of marketing at the University of San Diego since 1995 and has been an independent financial consultant since 1992. Mr. Mayer was a partner with Peat Marwick Mitchell & Co., a public accounting firm, from 1973 until 1992. Mr. Mayer is a certified public accountant.

     JEFFREY S. HALPERN, age 55, has been a director of the Company since 1997. He has been Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp. since 1993. Mr. Halpern was a partner in the law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. from 1989 until 1993, and a founding partner of Halpern & Druck from 1980 to 1989.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

     The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Common Stock present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the seven (7) nominees named above. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of directors, shall not be considered present and entitled to vote on the election of directors.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                        FOR ALL OF THE NOMINEES LISTED ABOVE.

                                EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last two fiscal years awarded to or earned by the Chief Executive Officer of the Company and the only other executive officer of the Company whose aggregate salary and bonus exceeded $100,000 in fiscal 1997 (the "Named Executive Officers").

                              SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                   FISCAL     -------------------       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR             SALARY         COMPENSATION ($)(1)
---------------------------         ----             ------         -------------------
Yale T. Dolginow                    1997             285,000              27,335
President and Chief Executive       1996             285,000              27,005
Officer

Brent D. Schlosser                  1997             145,000               1,450
Executive Vice President            1996             145,000               1,394


(1) Other compensation amounts include $1,608 and $1,498 for Mr. Dolginow and $1,450 and $1,394 for Mr. Schlosser, as matching contributions under the Company's 401(k) Plan for each of fiscal 1997 and 1996, respectively; and $25,727 as the value of benefits for Mr. Dolginow, determined as prescribed by the Securities and Exchange Commission for such valuations, under a "split dollar" life insurance arrangement for each of fiscal 1997 and 1996.

     No options were granted to either Named Executive Officer in fiscal 1997.

EMPLOYMENT AGREEMENTS

     In February 1997, the Company entered into two year employment agreements with Yale T. Dolginow and Brent D. Schlosser pursuant to which they serve as President and Chief Executive Officer and Executive Vice President of the Company, respectively. Pursuant to their respective employment agreements, Messrs. Dolginow and Schlosser receive an annual base salary of $285,000 and $145,000, respectively, subject to increase by the Compensation Committee based upon the Company's performance and other factors. Pursuant to such agreements, Messrs. Dolginow and Schlosser may not during the agreement term or for one year thereafter disclose confidential information about the Company and have agreed not to compete with the Company for a two-year period after any termination of employment, other than termination without "good cause" as defined in their respective agreements. Messrs. Dolginow and Schlosser may each terminate their employment with the Company upon 30 days' written notice to the Board of Directors. Their respective agreements also terminate automatically upon the death of the executive or upon written notice by the Board of Directors of the Company, upon the disability of the executive provided such disability continues for a period of more than 90 days. If either is terminated by the Company without "good cause" as defined in their respective agreements, the terminated employee is entitled to receive his respective base salary for 12 months. For purposes of their respective agreements, "good cause" means (i) commission of a felony; (ii) theft or embezzlement of Company property or commission of similar acts involving moral turpitude; or (iii) the failure to substantially perform their respective material duties under the agreements which willful failure is not cured within thirty days after receipt of written notice from the Board of Directors specifying the nonperformance.

DIRECTOR COMPENSATION

     The Company pays non-employee directors $500 for each meeting attended, plus expenses. In addition, eligible directors also participate in the Director Stock Option Plan (the "Director Stock Plan"). The Director Stock Plan is administered by the Board of Directors. Pursuant to the terms of the Directors Stock Plan, upon election to the Board of Directors of the Company, each non-employee director will be automatically granted a non-statutory option to purchase 10,000 shares of the Common Stock of the Company at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Such options vest in one-third increments beginning on the first anniversary of the date of grant. Pursuant to the Directors Stock Option Plan, in fiscal 1997, the Company granted each of its non-employee directors an option to acquire 10,000 shares of Common Stock at an exercise price of $7.50 per share. These options have a term of ten years and vest in equal installments over three years beginning one year from the date of grant. In the event of the
(i) death of the director; (ii) upon the removal of the director from the Board without cause; (iii) in the event the director is not re-nominated or re-elected as a director; (iv) in the event of a change in control of the Company, as defined in any existing agreements between the Company and its senior officers; or (v) in the event the director voluntarily resigns from the Board, all options granted to such director will become immediately exercisable in full.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally have been made by the Compensation Committee (the "Compensation Committee") of the Board. Each member of the Compensation Committee is a non-employee director. The Compensation Committee consists of Messrs. Mayer and Goldstein. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the Company's compensation policies for the fiscal year ended January 30, 1998, as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to align the long-term interests of management with those of the Company's shareholders, provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     There are two elements in the Company's executive compensation program, all determined by individual and corporate performance: base salary compensation and long-term incentive compensation. Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experiences required by the job, comparisons with comparable companies and the performance and potential of the incumbent in the job. Yale T. Dolginow, the President and Chief Executive Officer of the Company received a base salary of $285,000 in fiscal 1997 pursuant to the terms of his Employment Agreement. The Company's executive compensation program for fiscal 1997 did not provide for the payment of annual performance-based bonuses.

     Long-term incentive compensation under the Company's 1997 Stock Option and Compensation Plan (the "Plan") is designed to align the long-term interests of management with those of the Company's shareholders, integrate compensation with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements and assist in the retention of executives. The Compensation Committee makes recommendations to the Board regarding the granting of awards under the Plan to executives and key personnel. Awards vest and options become exercisable based upon criteria established by the Company. In light of the significant equity ownership of both Named Executive Officers, the Committee did not recommend, and no awards were granted under the Plan to either Named Executive Officer. During fiscal 1997, the Compensation Committee recommended, and the Board approved the granting of options to acquire an aggregate of 71,800 shares of Common Stock to other executive officers and key personnel. In connection with the Company's hiring of Ms. Cheryl W. Newell as its new Chief Financial Officer in August, 1997, the Compensation Committee granted Ms. Newell an incentive stock option under the Plan to acquire 17,000 shares of Common stock at the initial public offering price of $7.50. This award was contingent upon completion of the public offering and vests in equal installments over a three year period.

     The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                                                         MARTIN A. MAYER
                                                       MARVIN W. GOLDSTEIN

                               STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's Common Stock price in the period from November 24, 1997 (the date of the Company's initial public offering) to January 30, 1998, to the total return on the Nasdaq Stock Market of all domestic issuers traded on the Nasdaq National Market and Small Cap Markets (the "Nasdaq Market Index") and the total return of the Nasdaq Retail Trade Index. The presentation assumes that the value of an investment in each of the Company's Common Stock, the Nasdaq Market Index and the Nasdaq Retail Trade Index was $100 on November 24, 1997, and that any dividends paid were reinvested in the same security.

                    COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN*
          AMONG PAPER WAREHOUSE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE NASDAQ RETAIL TRADE INDEX

             EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


             PAPER WAREHOUSE, INC. NASDAQ STOCK MARKET (U.S.)  NASDAQ RETAIL TRADE
11/25/97             $100                     $100                     $100

11/97                $101                     $100                     $102

12/97                $102                     $ 99                     $102

1/98                 $ 82                     $102                     $104

* $100 INVESTED ON 11/25/97 IN STOCK OR ON 10/31/97 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JANUARY 31.

                                    OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held six meetings during fiscal 1997. The Company has an audit committee and a compensation committee, but does not have a nominating committee of the Board of Directors. No director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he served.

     The Company's audit committee, which presently consists of Messrs. Cobb, Goldstein and Mayer held two meetings during fiscal 1997. The audit committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Compensation Committee, which consists of Messrs. Mayer and Goldstein held two meetings during fiscal 1997. The Compensation Committee reviews the Company's remuneration policies and practices, makes recommendations to the Board in connection with all compensation matters affecting the Company and administers the 1997 Stock Option and Compensation Plan.

CERTAIN TRANSACTIONS

     The Company employs Mr. Steven P. Durst as Vice President of Information Systems, a position he has held since 1997. Prior to that time and since 1995, Mr. Durst was the Company's Director of Information Systems. Mr. Durst is the son-in-law of Yale T. and Diane C. Dolginow, the President and Chief Executive Officer and the Secretary of the Company, respectively. During fiscal 1997, the Company paid Mr. Durst $69,615 in annual compensation. Mr. Durst's annual salary for fiscal 1998 is $78,000.

     Prior to its initial public offering, and since February 1, 1993, the Company elected to be treated for federal and certain state income tax purposes as an S corporation under the Code. As a result, earnings of the Company since that time were taxed for federal and certain state income tax purposes directly to its then current shareholders rather than to the Company. In connection with its initial public offering, the Company converted from an S corporation to a C corporation under the Code. In past years, the Company has paid annual distributions to its then current shareholders to provide them with funds to pay income taxes on such earnings and as a return on their investment. The Company declared aggregate distributions to its then current shareholders of approximately $186,000, $963,000 and $808,000 during fiscal 1993, fiscal 1994 and fiscal 1995, respectively (87% of which was received by Mr. Dolginow and 13% of which was received by Mr. Schlosser).

     In January 1997, the Board of Directors of the Company declared a cash dividend payable to its then current shareholders of the Company (the "Fiscal Year 1996 Dividend"). The Fiscal Year 1996 Dividend was equal to the Company's estimate of its accumulated taxable income from the time of its S corporation election through the first eleven months of fiscal 1996 to the extent such taxable income had not previously been distributed. This dividend aggregated approximately $2.1 million and, following payment of approximately $1.9 million to Mr. Dolginow and $278,000 to Mr. Schlosser, was loaned back to the Company pursuant to term promissory notes accruing interest at 5.63% per annum (the "First Shareholder Notes") that were to have matured on January 13, 1998. In September 1997, the Board of Directors of the Company declared, but never paid, a cash dividend to its then current shareholders (the "First Dividend"). The First Dividend equaled the Company's estimate of its accumulated taxable income from the date of the Fiscal Year 1996 Dividend through the first six months of fiscal 1997 to the extent such taxable income had not previously been distributed. Concurrent with the consummation of its initial public offering, the Board of Directors of the Company was prepared to declare a second dividend to its then current shareholders (the "Second Dividend" and, together with the First Dividend, the "Dividends") which the Board intended to equal the balance of accumulated taxable income from the date of the First Dividend through the date of the conversion of the Company to a C corporation. However, because the Company had no taxable income for such period, in addition to the fact that its cumulative loss for that period exceeded the value of the declared, but still unpaid First Dividend, neither Dividend was ever paid, and no amounts are owing with respect thereto.

     The Company and each of Messrs. Dolginow and Schlosser are parties to an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement indemnifies the shareholders for any adjustments causing an increase in the shareholders' federal and state income tax liability (including interest and penalties) related to the Company's tax years prior to the consummation of the Company's initial public offering, unless such adjustments result in or are related to a corresponding decrease in the shareholders' federal and state income tax liability with respect to another S corporation taxable year. Subject to certain limitations, the Tax Agreement also provides that the Company will be indemnified by the shareholders with respect to federal and state income taxes (plus interest and penalties) shifted from an S corporation taxable year to a Company taxable year subsequent to the consummation of the Company's initial public offering. Since the shareholders have not given any security for their indemnification obligation, the Company's ability to collect such payments is dependent upon the financial condition of the shareholders at the time any such indemnification obligation arises. The Company is not aware of any tax adjustments which may arise under the Tax Agreement. The Tax Agreement further provides that to the extent that the accumulated taxable income of the Company prior to its conversion to a C corporation is less than the Dividends, the Current Shareholders will make a payment equal to such difference to the Company, and if such accumulated taxable income is greater than the aggregate amount of the Dividends, the Company will make an additional distribution equal to such difference to such shareholders, in either case, with interest thereon. Any payment made by the Company to the shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes.

     Prickly Pear Paper, Inc. ("Prickly Pear") operates four franchise stores in Tucson, Arizona. Susan Hazan, Mr. Dolginow's sister, is a 95% shareholder and is the President and Chief Executive Officer of Prickly Pear and Mr. Dolginow is the Vice President of Prickly Pear. Prickly Pear paid franchise, continuing and other fees to the Company in fiscal 1994, 1995, 1996 and 1997 in the aggregate amount of approximately $41,000, $56,000, $84,000, and $108,000, respectively.

     In March 1996, Sunflower Party and Paper, Inc. ("Sunflower") purchased a Paper Warehouse store located in Lawrence, Kansas from the Company for an aggregate amount of $144,000 plus the


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

assumption of certain liabilities of the Company relating to that store, and began operating this store as a franchise store. Sunflower is wholly owned by Larry and Patty Schlosser, the brother and sister-in-law of Mr. Schlosser. During fiscal 1996 and 1997, Sunflower paid the Company an aggregate of approximately $39,000 and $23,000, respectively in franchise and other fees. On March 1, 1996, Sunflower also entered into a Sublease Agreement with the Company pursuant to which Sunflower agreed to sublease the property in Lawrence, Kansas from the Company pursuant to terms of the original lease between the Company and the owner of the property. The sublease expired on February 28, 1998 and was renewed through January 30, 2002. Total payments to the Company under the terms of the Sublease were approximately $51,000 and $56,000 fiscal 1996 and 1997 respectively.

     Prior to February 1, 1997, Paper Warehouse Franchising, Inc. ("PWF") was beneficially owned 87% by Yale T. Dolginow and 13% by Brent D. Schlosser. Pursuant to an arrangement between the Company and PWF, the Company provided PWF with office facilities, equipment and other administrative support and management services in exchange for the payment by PWF to the Company of at least 90% of PWF's pre-tax profits. The Company received $154,000, $560,000 and $0 from PWF for fiscal 1994, fiscal 1995 and fiscal 1996, respectively pursuant to this arrangement. On February 1, 1997, Messrs. Dolginow and Schlosser contributed the stock of PWF beneficially owned by them to the Company and PWF became a wholly-owned subsidiary of the Company.

     In January 1997, the Company entered into a $7.5 million revolving credit facility with Richfield Bank & Trust Co. Mr. Dolginow personally guaranteed
$1.5 million of the Company's obligations with respect to such facility which Guaranty was released concurrent with the consummation of the Company's initial public offering. In June 1995, Richfield Bank & Trust Co. also loaned the Company $525,000 to finance, in part, the acquisition of the Company's corporate headquarters. Mr. Dolginow has also personally guaranteed a loan to the Company from the U.S. Small Business Administration in the original principal amount of $433,000, the proceeds of which were also used to finance, in part, the acquisition of the Company's corporate headquarters. Prior to January 1997, the Company had borrowed pursuant to a $6.5 million revolving credit facility with Richfield Bank & Trust Co. Mr. Dolginow is a director of Richfield Bank & Trust Co.

     The Company believes that all prior transactions between the Company, its officers, directors or other affiliates of the Company have been on terms no less favorable than could have been obtained from unaffiliated third parties. Any future transactions and loans with officers, directors or 5% beneficial shareholders of the Company's Common Stock will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.


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

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Other than as specifically disclosed herein, and based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended January 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

PROPOSALS OF STOCKHOLDERS

     All proposals of shareholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices on or before January 15, 1998.

SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                             By Order of the Board of Directors
                                             PAPER WAREHOUSE, INC.


                                             /s/ Diane C. Dolginow

                                             Diane C. Dolginow
                                             Secretary


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